UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 29, 2010

Six Flags Entertainment Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13703	13-3995059
(Commission File Number)	(IRS Employer Identification No.)

1540 Broadway, 15th Floor
New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(212) 652-9403

(Registrant’s Telephone Number, Including Area Code)

Six Flags, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01                                          Entry into a Material Definitive Agreement

General

As previously disclosed, on June 13, 2009, Six Flags, Inc. (“Holdings”), Six Flags Operations Inc. (“SFO”) and Six Flags Theme Parks Inc. (“SFTP”) and certain of SFTP’s domestic subsidiaries (the “SFTP Subsidiaries” and, collectively with Holdings, SFO and SFTP, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Filing”) under Chapter 11 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 09-12019).

On April 1, 2010, the Debtors filed with the Bankruptcy Court their Modified Fourth Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (as the same has been or may be further modified, amended or supplemented, the “Plan”). On April 30, 2010, the Bankruptcy Court entered an Order Confirming Debtors’ Modified Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Confirmation Order”), dated April 29, 2010, which approved and confirmed the Plan.  A copy of the Confirmation Order is attached as Exhibit 99.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference.  A copy of the Plan, as confirmed by the Bankruptcy Court, is attached as Exhibit 2.1 to this Current Report and is incorporated herein by reference.

Pursuant to the Plan, on the Effective Date, but after the Plan became effective and prior to the distribution of securities under the Plan, Holdings filed with the Secretary of State of the State of Delaware a Restated Certificate of Incorporation (the “Certificate of Incorporation”) which, among other things, changed Holdings’ corporate name to “Six Flags Entertainment Corporation.”  As used herein, “Holdings” or “SFI” means Six Flags, Inc. as a Debtor or prior to its name change to Six Flags Entertainment Corporation, and references to the “Company” or “SFEC” mean Six Flags Entertainment Corporation following the filing of the Certificate of Incorporation with the Secretary of State of the State of Delaware.  Capitalized terms used but not otherwise defined herein have the meanings given to such terms in the Plan.

On April 30, 2010 (the “Effective Date”), the Debtors consummated their reorganization through a series of transactions contemplated by the Plan and the Plan became effective pursuant to its terms.  On May 3, 2010, the Debtors filed a notice of the occurrence of the Effective Date with the Bankruptcy Court.  In accordance with the Plan, the Debtors entered into the following material agreements:

Exit First Lien Credit Facility and Exit Second Lien Credit Facility

On the Effective Date, the Company, SFO and SFTP entered into a First Lien Credit Agreement (the “First Lien Credit Agreement”) with several lenders, Bank of America, N.A. and Barclays Capital, as co-syndication agents, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC (“Goldman Sachs”), as co-documentation agents, and JPMorgan Chase Bank N.A., as administrative agent, and related loan and security documentation (the “Exit First Lien Facility”).  The Exit First Lien Facility consists of an $890,000,000 senior secured credit facility comprised of a $120,000,000 revolving loan facility (the “Exit Revolving Loan”), which may be increased to up to $150,000,000 in certain circumstances, and a $770,000,000 term loan facility (the “Exit Facility First Lien Term Loan” and, together with the Exit Revolving Loan, the “Exit Facility First Lien Loans”).  Interest on the Exit First Lien Facility accrues at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) + 4.25% in the case of the Exit Revolving Loan and LIBOR + 4.00% in the case of the Exit Facility First Lien Term Loan, with a 2.00% LIBOR floor and a 1.50% commitment fee on the average daily unused portion of the Exit Revolving Loan.  The principal amount of the Exit Revolving Loan is due and payable on June 30, 2015.  The First Lien Credit Agreement requires quarterly repayments of principal on the Exit Facility First Lien Term Loan beginning in March 2013 in an amount equal to 0.25% of the initial aggregate principal amount of the Exit Facility First Lien Term Loan and all remaining outstanding principal is due and payable on June 30, 2016.

On the Effective Date, the Company, SFO and SFTP entered into a Second Lien Credit Agreement (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Exit Facility Credit Agreements”) with several lenders, and Goldman Sachs, as syndication agent, documentation agent and administrative agent, and related loan and security documentation (the “Exit Second Lien Facility” and together with the Exit First Lien Facility, the “Exit Facilities”).  The Exit Second Lien Facility consists of a $250,000,000 senior secured term loan facility (the “Exit Facility Second Lien Loan” and, together with the Exit Facility First Lien Loans, the “Exit Facility Loans”).  Interest on the Exit Facility Second Lien Loan accrues at an annual rate equal to LIBOR + 7.25% with a 2.00% LIBOR floor.  The Second Lien Credit Agreement does not require any amortization of principal and the entire outstanding principal amount of the Exit Facility Second Lien Loan is due and payable on December 31, 2016.

Pursuant to the First Lien Guarantee and Collateral Agreement and the Second Lien Guarantee and Collateral Agreement, amounts outstanding on the Exit First Lien Facility and the Exit Second Lien Facility, respectively, are guaranteed by SFEC, SFO and each of the current and future direct and indirect domestic subsidiaries of SFTP; provided that to the extent SFTP acquires any non-wholly owned direct or indirect subsidiary after the Effective Date, such subsidiary will not be required to be a guarantor and/or pledgor of the Exit Facilities (together with SFTP, collectively, the “Exit Financing Loan Parties”).  The Exit First Lien Facility is secured by first priority liens upon substantially all existing and after-acquired assets of the Exit Financing Loan Parties and the Exit Second Lien Facility is secured by second priority liens upon substantially all existing and after-acquired assets of the Exit Financing Loan Parties.  The Exit Facility Credit Agreements contain certain representations, warranties and affirmative covenants, including minimum interest coverage and maximum senior leverage maintenance covenants and, with respect to the First Lien Credit Agreement, a maximum first lien leverage maintenance covenant.  In addition, the Exit Facility Credit Agreements contain restrictive covenants that, subject to certain exceptions, limit or restrict, among other things, the ability of the Exit Financing Loan Parties to incur indebtedness, create liens, engage in mergers, consolidations and other fundamental changes, make investments or loans, engage in transactions with affiliates, pay dividends, make capital expenditures and repurchase capital stock.  The Exit Facility Credit Agreements contain certain events of default, including payment, breaches of covenants and representations, cross defaults to other material indebtedness, judgment, changes of control and bankruptcy events of default.

The above summaries of the materials terms of each of the First Lien Credit Agreement, Second Lien Credit Agreement, First Lien Guarantee and Collateral Agreement and Second Lien Guarantee and Collateral Agreement do not purport to be complete and are qualified in their entirety by reference to the agreements, which will be attached as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which the Company intends to file with the Securities and Exchange Commission on or about May 17, 2010.

Time Warner Loan Agreement

On the Effective Date, SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., SFOT Acquisition I, Inc. and SFOT Acquisition II, Inc. (collectively, the “Acquisition Parties”) entered into the Multiple Draw Term Credit Agreement (the “New TW Loan Agreement”) with TW-SF, LLC (the “New TW Lender”).  The New TW Loan Agreement provided the Acquisition Parties with a $150,000,000 multi-draw term loan facility (the “New TW Loan”).  Interest on the New TW Loan accrues at a rate equal to (i) the greater of (a) LIBOR and (b) 2.50% (or to the extent that any LIBOR or similar rate floor under the Exit Facility First Lien Loans (or under any senior term credit facility that amends, restates, amends and restates, refinances, modifies or extends the Exit First Lien Term Loan) is higher than 2.50%, such higher floor) plus (ii) the then “Applicable Margin” under the Exit First Lien Term Loan (or, if higher) under any successor term facility plus (iii) 1.00%.  In the event that any of the loan parties issue corporate bonds or other public debt, and the then applicable credit default swap spread is higher than the “Applicable Margin” referenced in the foregoing sentence, such “Applicable Margin” will be increased based on the applicable default swap spread then in effect, subject to a fixed cap.  Funding during the availability period under the New TW Loan will occur only on May 14th (or the immediately preceding business day) of each fiscal year (each a “Funding Date”) in which amounts required to satisfy the “put” obligations exceeds (a) for the fiscal year ending December 31, 2010, $10,000,000, (b) for the fiscal year ending December 31, 2011, $12,500,000 and (c) for each subsequent fiscal year, $15,000,000.  The principal amount of the New TW Loan borrowed on each Funding Date will be due and payable five years from such Funding Date.  The New TW Loan Agreement requires prepayments with any cash of the Acquisition Parties (other than up to $50,000 per year) including the proceeds received by the Acquisition Parties from the limited partnership interests in the Partnership Parks and is prepayable at any time at the option of the Acquisition Parties.  The New TW Loan is unconditionally guaranteed on a joint and several and senior unsecured basis by SFEC, SFO, SFTP and each of the current direct and indirect domestic subsidiaries of SFEC who are or in the future become guarantors under the Exit Facilities (collectively, the “New TW Guarantors”) under the terms of the Guarantee Agreement (the “New TW Guarantee Agreement”) entered into by the New TW Guarantors in favor of the New TW Lender on the Effective Date.  The New TW Loan Agreement and New TW Guarantee Agreement contain representations, warranties, covenants and events of default on substantially similar terms as those contained in the First Lien Credit Agreement.  No borrowing will occur on May 14, 2010 under the New TW Loan with respect to the 2010 “put” obligations.

On the Effective Date, in connection with the New TW Loan Agreement, SFEC, SFO, STFP, SFOG II, Inc., SFT Holdings, Inc., Historic TW, Inc., Warner Bros. Entertainment Inc., TW-SPV Co., certain other subsidiaries of SFEC and GP Holdings, Inc. entered into Amendment

No. 7 to the Subordinated Indemnity Agreement (“Amendment No. 7”), pursuant to which, among other things, the parties thereto ratified and confirmed their obligations under that certain subordinated indemnity agreement dated as of April 1, 1998, as amended.

The above summaries of the materials terms of each of the New TW Loan Agreement, New TW Guarantee Agreement and Amendment No. 7 do not purport to be complete and are qualified in their entirety by reference to the agreements, which will be attached as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which the Company intends to file with the Securities and Exchange Commission on or about May 17, 2010.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, SFEC entered into a registration rights agreement (the “Registration Rights Agreement”) with each stockholder who, as of the Effective Date, held (together with its affiliates) at least 1% of the Common Stock. Pursuant to the Registration Rights Agreement, SFEC agreed to register the resale of the shares of Common Stock issued to such holders in accordance with the requirements of the Securities Act (including, within 30 days following the Effective Date, pursuant to a resale shelf registration statement pursuant to Rule 415 promulgated under the Securities Act).  The Registration Rights Agreement provides that, at any time from and after the Effective Date, holders party thereto collectively owning at least 20% of the then outstanding shares of Common Stock have the right to require SFEC to effect certain underwritten registered offerings of such holders’ Common Stock, including Common Stock acquired pursuant to the Plan or the Offering, on the terms and conditions set forth in the Registration Rights Agreement.  Holders of the Common Stock entitled to demand such registrations are entitled to request an aggregate of five (5) underwritten offerings (which, individually, must include an amount of Common Stock to be registered and/or sold by such holders in excess of $100 million). In addition, holders party to the Registration Rights Agreement have unlimited piggyback registration rights.

The above summary of the materials terms of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Registration Rights Agreement, a copy of which is included as Exhibit 4.1 to this Current Report and is incorporated by reference herein.

Long-Term Incentive Plan

Pursuant to the Plan, on the Effective Date, the Six Flags Entertainment Corporation Long-Term Incentive Plan became effective (the “Long-Term Incentive Plan”).  The Long-Term Incentive Plan permits SFEC to grant stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, deferred stock units, performance and cash-settled awards and dividend equivalents (collectively, “Awards”) to select employees, officers, directors and consultants of SFEC and its affiliates (collectively, “Eligible Persons”).  The Long-Term Incentive Plan provides that no more than 4,833,333 shares of Common Stock may be issued pursuant to Awards under the Long-Term Incentive Plan as of the Effective Date, and if and to the extent the Delayed Draw Equity Purchase is consummated, up to 149,956 additional shares of Common Stock shall be available for issuance under the Long-Term Incentive Plan.  At least one-third of the total shares available for issuance under the Long-Term Incentive Plan shall be available for grants of restricted stock or restricted stock units.

Any stock options or stock appreciation rights granted under the Long-Term Incentive Plan must have an exercise price at least equal to 100% of the fair market value of the underlying shares of Common Stock on the grant date.

Either the Postconfirmation Board or the compensation committee appointed by the Postconfirmation Board will administer the Long-Term Incentive Plan (the “Administrator”).  Subject to the terms of the Long-Term Incentive Plan, the Administrator has express authority to determine the Eligible Persons who will receive Awards, the number of shares of Common Stock, units or dollars to be covered by each Award, and the terms and conditions of Awards.  The Administrator has broad discretion to prescribe, amend, and rescind rules relating to the Long-Term Incentive Plan and its administration, to interpret and construe the Long-Term Incentive Plan and the terms of all Award agreements, and to take all actions necessary or advisable to administer the Long-Term Incentive Plan.  Within the limits of the Long-Term Incentive Plan, the Administrator may accelerate the vesting of any Award, allow the exercise of unvested Awards, and may modify, replace, cancel or extend or renew them.

The Administrator shall equitably adjust the number of shares covered by each outstanding Award, and the number of shares that have been authorized for issuance under the Long-Term Incentive Plan but as to which no Awards have yet been granted or that have been returned to the Long-Term Incentive Plan upon cancellation, forfeiture or expiration of an Award, as well as the price per share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the shares, merger, consolidation, change in form of organization or any other increase or decrease in the number of issued shares effected without receipt of consideration by SFEC.  In the event of any such transaction or event, the Administrator may (and shall if SFEC is not the surviving entity or the shares are otherwise no longer outstanding) provide in substitution for any or all outstanding Awards under the Long-Term Incentive Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced.

In addition, in the event of a Change in Control (as defined in the Long-Term Incentive Plan), but subject to the terms of any Award agreements or employment-related agreements between SFEC or any of its affiliates and any participant, each outstanding Award shall be assumed or a substantially equivalent award shall be substituted by the surviving or successor company or a parent or subsidiary of such successor company upon consummation of the transaction.  However, the Administrator may (and where so stated in the Long-Term Incentive Plan shall) at any time in its sole and absolute discretion and authority, without obtaining the approval or consent of SFEC’s stockholders or any participant with respect to his or her outstanding Awards, take one or more of the following actions: (a) arrange for or otherwise provide that each outstanding Award will be assumed or substituted with a substantially equivalent award by a successor company or a parent or subsidiary of such successor company

(“Successor Company”); (b) (A) to the extent required pursuant to the terms of an employment agreement between SFEC and a participant that was in effect on or as of the Effective Date, or (B) if an Award is not assumed or substituted by the Successor Company or the stock or securities to be subject to any Award that would be so assumed or substituted is not publicly traded on an established securities market, the Administrator may (and shall with respect to Awards granted pursuant to any employment agreement filed in connection with the Long-Term Incentive Plan) accelerate the vesting of Awards so that Awards shall fully vest (and, to the extent applicable, become fully exercisable) immediately prior to the consummation of the Change in Control as to the shares of Common Stock that otherwise would have been unvested and provide that repurchase rights of SFEC with respect to shares of Common Stock issued upon exercise of an Award shall lapse as to the shares of Common Stock subject to such repurchase right; (c) arrange or otherwise provide for payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of outstanding vested Awards, and, if the consideration payable to SFEC or its stockholders in connection with the Change in Control is all cash, vested options and stock appreciation rights that have an exercise price greater than the then-current fair market value of the Common Stock may be cancelled for zero consideration; (d) terminate all or some of the unvested Awards upon the consummation of the transaction; or (e) make such other modifications, adjustments or amendments to outstanding Awards or Long-Term Incentive Plan as the Administrator deems necessary or appropriate.

The Postconfirmation Board may from time to time, amend, alter, suspend, discontinue or terminate the Long-Term Incentive Plan; provided that Long-Term Incentive Plan amendments shall be subject to approval of the holders of Common Stock to the extent the Postconfirmation Board determines such approval is required by applicable laws.  In addition, no amendment or termination of the Long-Term Incentive Plan may materially and adversely affect a participant’s rights under an Award already granted unless the participant consents in writing such termination or amendment or, in the case of an amendment, the amendment is required by applicable laws.

The above summary of the materials terms of the Long-Term Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the text of the Long-Term Incentive Plan, a copy of which is included as Exhibit 10.1 to this Current Report and is incorporated by reference herein.

Amendments to Employment Agreements

On the Effective Date and pursuant to the Plan, the Company entered into (i) an Amended and Restated Employment Agreement among the Company, SFO, SFTP and Mark Shapiro, dated as of April 1, 2010 (the “Shapiro Employment Agreement”); (ii) an Amendment to the Employment Agreement among the Company, SFO, SFTP and Jeff Speed, dated as of April 1, 2010; (iii) an Amendment to the Employment Agreement among the Company, SFO, SFTP and Louis Koskovolis, dated as of April 1, 2010; (iv) an Amendment to the Employment Agreement among the Company, SFO, SFTP and Mark Quenzel, dated as of April 1, 2010; and (v) an Amendment to the Employment Agreement among the Company, SFO, SFTP and Andrew Schleimer, dated as of April 1, 2010 ((ii)-(v) collectively, the “Employment Agreement Amendments”).

The Shapiro Employment Agreement continues to provide for Mr. Shapiro’s employment with the Company in his current position as President and Chief Executive Officer during the four year period that commenced on April 1, 2009 and expires on April 1, 2013, unless sooner terminated by either party.  Mr. Shapiro’s annual base salary remains $1,300,000 and his annual target bonus amount remains $1,300,000.  The maximum annual bonus Mr. Shapiro may receive for any fiscal year under the following performance parameters is $2.6 million.  Mr. Shapiro’s bonus will be determined based upon the level of achievement of the following performance parameters: 50% will be based on the attainment of the Budgeted Adjusted EBITDA target, and 50% will be based on the attainment of the Budgeted Free Cash Flow, Budgeted Attendance, Budgeted In-Park Net Revenue Per Capita and Budgeted Sponsorship/Licensing Revenue targets (12.5% each).  No bonus is payable if 90% of the Adjusted EBITDA target is not obtained.  In addition, upon the occurrence of a “Triggering Event” (which includes the Company’s emergence from bankruptcy), Mr. Shapiro will be entitled to a success bonus of $3,000,000 payable in a lump sum cash payment within ten business days, except that $1,000,000 of Mr. Shapiro’s success bonus will become payable on the first anniversary of the Triggering Event (subject to his continued employment through such date) or, earlier, upon the termination of Mr. Shapiro’s employment without “cause,” for “good reason,” without “good reason” in connection with a “change in control” or “significant change in board composition,” or due to death or “disability” (as such term is defined in the Shapiro Employment Agreement).  In addition, the Company shall issue to Mr. Shapiro under the Long-Term Incentive Plan restricted shares and options to purchase shares of the Company’s common stock in an amount and with such vesting and other terms as mutually agreed to by Mr. Shapiro and the board of directors.

Severance will become payable under the Shapiro Employment Agreement upon termination of Mr. Shapiro’s employment without “cause” or for “good reason” during the contract term. Mr. Shapiro would be entitled to receive, in addition to a pro-rated target bonus, a lump sum cash amount equal to three times the sum of his base salary and his target bonus.  In addition, Mr. Shapiro will receive 36 months of continued health and life insurance coverage and all outstanding stock options and restricted stock then held by Mr. Shapiro will become fully vested (with stock options generally remaining exercisable for the balance of their terms).

If Mr. Shapiro terminates his employment without “good reason” during the 90-day period following a “change in control,” in addition to a pro-rated target bonus, Mr. Shapiro will be entitled to the severance payments and benefits that he would receive upon a termination without “cause” (as specified above). In addition, upon a “change in control” all of Mr. Shapiro’s outstanding stock options and restricted stock fully vest (with continued exercisability of such stock options for the balance of their terms, subject to certain limits).

Upon expiration of the contract term, Mr. Shapiro will be entitled to receive an amount equal to (i) 18 months’ base salary, plus (ii) his annual bonus for the prior fiscal year, and all of Mr. Shapiro’s outstanding stock options and restricted stock will fully vest (with continued   exercisability of such stock options for the balance of their terms, subject to certain limits).

The Employment Agreement Amendments provide that (i) following a “Triggering Event” (as such term is defined in the employment agreements), the Company shall issue to each executive under the Long-Term Incentive Plan restricted shares and options to purchase shares of the Company’s common stock in an amount and with such vesting and other terms as mutually agreed to by the chief executive officer and the board of directors; and  (ii) the transactions contemplated by Plan shall not be deemed to constitute “Good Reason” (as such term is defined in the employment agreements) for purposes of the employment agreements among the Company, SFO, SFTP and each of Messrs. Speed, Koskovolis, Quenzel and Schleimer.  Moreover, the Employment Agreement Amendments also amended the annual bonus parameters for each of Messrs. Speed, Quenzel and Schleimer.    Pursuant to the Employment Agreement Amendments, bonuses will be determined based upon the level of achievement of the following performance parameters for each of Messrs. Speed, Quenzel and Schleimer: 50% of each executive’s bonus will be based on the attainment of the Budgeted Adjusted EBITDA target, and 50% of each executive’s bonus will be based on the attainment of the Budgeted Free Cash Flow, Budgeted Attendance, Budgeted In-Park Net Revenue Per Capita and Budgeted Sponsorship/Licensing Revenue targets (12.5% each).  No bonuses are payable if 90% of the Adjusted EBITDA target is not obtained.

The above summary of the materials terms of the Shapiro Employment Agreement, a copy of which is included as Exhibit 10.2 to this Current Report and is incorporated by reference herein, and the Employment Agreement Amendments, which are included as Exhibits 10.3, 10.4, 10.5 and 10.6 and are incorporated by reference herein, do not purport to be complete and are qualified in their entirety by reference to their text.

Item 1.02                                             Termination of a Material Definitive Agreement

Debt Securities

On the Effective Date, by operation of the Plan, all outstanding obligations under the following notes issued by SFI and SFO (collectively, the “Prepetition Notes”) were cancelled and the indentures governing such obligations were cancelled, except to the extent to allow the Debtors, Reorganized Debtors or the relevant Prepetition Notes indenture trustee, as applicable, to make distributions pursuant to the Plan on account of claims related to such Prepetition Notes:

•                 SFI’s 8-7/8% Senior Notes due 2010 (the “2010 Notes”), which were issued pursuant to the Indenture, dated as of February 11, 2002, between the Company and The Bank of New York (“BONY”), as trustee, (the “2010 Indenture”);

•                 SFI’s 9-3/4% Senior Notes due 2013 (the “2013 Notes”), which were issued pursuant to the Indenture, dated as of April 16, 2003, between the Company and BONY, as trustee, (the “2013 Indenture”);

•                 SFI’s 9-5/8% Senior Notes due 2014 (the “2014 Notes”), which were issued pursuant to the Indenture, dated as of December 5, 2003, between the Company and BONY, as trustee, (the “2014 Indenture”);

•                 SFI’s 4.50% Convertible Senior Notes due 2015 (the “2015 Notes”), which were issued pursuant to the Indenture, dated as of June 30, 1999, between the Company and BONY, as trustee, and the Second Supplemental Indenture, dated as of November 19, 2004, between the Company and BONY, as trustee, (the “2015 Indenture”); and

•                 SFO’s 12-1/4% Notes due 2016 (the “2016 Notes”), which were issued pursuant to the Indenture, dated as of June 16, 2008, among SFO, as issuer, the Company, as parent guarantor, and HSBC Bank USA, National Association, as trustee, (the “2016 Indenture”).

Credit Agreement

On the Effective Date, pursuant to the Plan and the Confirmation Order, the Second Amended and Restated Credit Agreement, dated as of May 25, 2007 (as amended, modified or otherwise supplemented from time to time, the “Credit Agreement”), among Holdings, SFO, SFTP (as the primary borrower), certain of SFTP’s foreign subsidiaries party thereto, the lenders thereto, the agent banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), was cancelled (except that the Credit Agreement continues in effect solely for the purposes of allowing creditors under the Credit Agreement to receive distributions under the Plan and allowing the Administrative Agent to exercise certain rights).

Time Warner Promissory Note

On the Effective Date, the Acquisition Parties repaid in full all amounts outstanding under that certain Promissory Note, dated May 15, 2009, by and among the Acquisition Parties and TW-SF LLC, pursuant to which TW-SF LLC, which as of the Effective Date was $32,561,779.

Equity Interests

Upon the Effective Date, by operation of the Plan, all of Holdings’ common stock, preferred stock purchase rights, preferred income equity redeemable shares (“PIERS”) and any other ownership interest in SFI, whether or not transferable, and all options, warrants or rights, contractual or otherwise (including, but not limited to, stockholders agreements, registration rights agreements, rights agreements, repurchase agreements and arrangements, or other similar instruments or documents), (collectively, the “SFI Preconfirmation Equity Interests”) were cancelled as of the Effective Date.  Included in the SFI Preconfirmation Equity Interests were (i) SFI’s 2001 Stock Option and Incentive Plan, which was filed as Exhibit 4(dd) to SFI’s Form 10-K for the year ended December 31, 2002; (ii) the Stock Option Plan for Directors, which was filed as Exhibit 4(ee) to SFI’s Form 10-K for the year ended December 31, 2002; (iii) SFI’s 2004 Stock Option and Incentive Plan, which was filed as Exhibit 10.1 to SFI’s Registration Statement on Form S-8 (Reg. No. 333-131831), filed on February 14, 2006; (iv) 2006 Stock Option and Incentive Plan, which was filed as Exhibit 10.1 to SFI’s Current Report on Form 8-K, filed on May 30, 2006; (v) SFI’s 2006 Employee Stock Purchase Plan, which was filed as Exhibit 10.2 to SFI’s Current Report on Form 8-K, filed on May 30, 2006; (vi) the Six Flags, Inc. 2007 Stock Option and Incentive Plan, which was filed as Exhibit 10.1 to SFI’s Current Report on Form 8-K filed on May 24, 2007; (vii) the Six Flags, Inc. 2008 Stock Option and Incentive Plan, which was filed as Exhibit 10.1 to SFI’s Current Report on Form 8-K, filed on May 28, 2008; and (viii) all outstanding awards and grants thereunder. Former stockholders of SFI and holders of other SFI Preconfirmation Equity Interests will receive no distributions or other consideration under the Plan.

Item  1.03                                          Bankruptcy or Receivership

As discussed above, on April 30, 2010, the Bankruptcy Court entered the Confirmation Order confirming the Plan, which order was dated April 29, 2010.  The information in Items 1.01 and 5.03 of this Current Report are incorporated by reference into this Item 1.03.

The following is a summary of the material terms of the Plan. This summary highlights only certain substantive provisions of the Plan and is not a complete description of the Plan. This summary is qualified in its entirety by reference to the full text of the Plan.

General

The Plan includes (i) the Exit Facilities of $1.140 billion; (ii) the assignment to SFI of 2016 Notes held by certain holders of Prepetition Notes (the “SFO Equity Conversion”) in an aggregate amount of $69.5 million in exchange for a number of shares of common stock of SFI, representing 8.625% of the equity of SFI on the Effective Date (the “Common Stock”) in full satisfaction of their claims arising under such assigned 2016 Notes; (iii) a $505.5 million rights offering (the “Offering”), which represents 62.733% of the Common Stock, to the holders of certain unsecured claims (“Allowed Unsecured Claims”) specified in the Plan, that are “Accredited Investors,” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (“Eligible Holders”); provided, however, that if the net proceeds from the Offering are less than $505.5 million, the parties who have agreed to backstop the Offering (the “Backstop Purchasers”) pursuant to the terms and conditions set forth in the commitment agreement executed by the Debtors and the Backstop Purchasers (the “Equity Commitment Agreement”), will subscribe for any amount of Common Stock offered but not purchased pursuant to the Offering; (iv) an offering (the “Direct Equity Purchase”) to the Backstop Purchasers for an aggregate purchase price of $75.0 million (the “Direct Purchase Amount”) of a number of shares of Common Stock, representing 12.410% of the Common Stock; and (v) an offering (the “Additional Equity Purchase”) to certain Backstop Purchasers for an aggregate purchase price of $50 million (the “Additional Purchase Amount”), on the same pricing terms as the Offering, a number of shares of Common Stock, representing 6.205% of the Common Stock.    In addition, the Plan also contemplates the New TW Loan.

Pursuant to the Confirmation Order, the Plan also contemplates that the Company shall send to each SFI Noteholder who did not return an accredited investor questionnaire in accordance with the Offering Procedures on or before April 21, 2010 (excluding any SFI Noteholder who was deemed to return such questionnaire on or before April 21, 2010 pursuant to Section 2.11 of the Offering Procedures) (each, an “Unconfirmed Holder”) (i) a questionnaire seeking certification that such Unconfirmed Holder is not an Accredited Investor (the “Non-Accredited Investor Questionnaire”) and (ii) a notice setting forth the rights of the Unaccredited SFI Noteholders.  Each Unconfirmed Holder who returns a completed Non-Accredited Investor Questionnaire, subject to certain conditions, shall be considered an “Unaccredited SFI Noteholder” and shall have the right to receive such Unaccredited SFI Noteholder’s Unaccredited Pro Rata Share (as defined below) of the Offering Net Value (as defined below); provided, however, that if the aggregate amount of the Offering Net Value to be distributed to the Unaccredited SFI Noteholders would exceed $2.94 million (the “Offering Net Value Cash Cap”), then the aggregate amount to be distributed to the Unaccredited SFI Noteholders shall be limited to the Offering Net Value Cash Cap, which shall be distributed to the Unaccredited SFI Noteholders based on each holder’s Unaccredited Pro Rata Share.  As used herein, the “Offering Net Value” means $29.4 million and the “Unaccredited Pro Rata Share” is a fraction, the numerator of which shall be the face value of the SFI Notes held by an Unaccredited SFI Noteholder and the denominator of which shall be $868.3 million.

Summary of Classification and Treatment of Claims and Preconfirmation Equity Interests

Pursuant to the Plan, the Preconfirmation SFTP Equity Interests are unimpaired by the Plan, and each holder of a Preconfirmation SFTP Equity Interest is conclusively presumed to accept the Plan and is not entitled to vote to accept or reject the Plan.  On the Effective Date, Preconfirmation SFTP Equity Interests shall be reinstated and rendered unimpaired in accordance with the Bankruptcy Code.

Under the Plan, recoveries to the holders of SFTP Prepetition Credit Agreement Claims and holders of SFO Unsecured Claims are 100%.  Recoveries to the holders of SFI Unsecured Claims (excluding any value attributable to the Offering) based upon the implied transaction value of $1.865 billion is 8.2% (based upon a 9.5% allocation of the Common Stock under the Plan).  Holders of SFI Preconfirmation Equity Interests will receive no distributions or other consideration under the Plan.

The classification and treatment of all Claims against the Debtors is more fully described in Article III of the Plan.

Assets and Liabilities

Information as to the assets and liabilities of Six Flags, Inc. as of the most recent practicable date is contained in the consolidated financial statements filed with SFI’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 5, 2010, and incorporated by reference herein.

Item 3.02                                             Unregistered Sales of Equity Securities

Pursuant to the Plan, on the Effective Date, the Company issued an aggregate of 27,388,889 shares of Common Stock.  The Company has reserved approximately 5,000,000 shares of Common Stock for issuance pursuant to the Long-Term Incentive Plan in accordance with the Plan.  The Company has also reserved 500,000 shares of Common Stock in the event the board of directors determines to pay up to 50% of the annual director fees payable to non-employee members of the board of directors in shares of New Common Stock.

Consistent with the Confirmation Order and applicable law, the Company relied on Section 1145(a)(1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), the issuance of 2,601,944 shares of Common Stock, which represents 9.5% of the Common Stock, to the holders of SFI Unsecured Claims.  Section 1145 (a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied:

•                 the securities must be issued under a plan of reorganization by the debtor, its successor under a plan or an affiliate participating in a joint plan of reorganization with the debtor;

•                 the recipients of the securities must hold a claim against, an interest in, or a claim for administrative expense in the case concerning the debtor or such affiliate; and

•                 the securities must be issued either (i) in exchange for the recipient’s claim against, interest in or claim for administrative expense in the case concerning the debtor or such affiliate or (ii) “principally” in such exchange and “partly” for cash or property.

On the Effective Date and pursuant to the Plan, the Company relied on upon the exemption from registration pursuant to Section 4(2) of the Securities Act, and Rule 506 promulgated thereunder, to effect the following sales and issuance of Common Stock:

•                 The SFO Equity Conversion resulted in certain holders of the 2016 Notes in the aggregate amount of $69.5 million exchanging such 2016 Notes for 2,362,309 shares of Common Stock, which represents 8.625% of the Common Stock;

•                 Eligible Holders that subscribed for Common Stock in the Offering purchased 17,181,975 shares of Common Stock, which represents 62.733% of the Common Stock;

•                 The Direct Equity Purchase by the Backstop Purchasers for the Direct Purchase Amount resulted in the sale and issuance of 3,399,006 shares of Common Stock, which represents 12.410% of the Common Stock;

•                 The Additional Equity Purchase by certain Backstop Purchasers for the Additional Purchase Amount resulted in the sale and issuance of 1,699,503 shares of Common Stock, which represents 6.205% of the Common Stock; and

•                 144,152 shares of Common Stock, which represents 0.526% of the Common Stock, were issued to the Delayed Draw Equity Purchasers as consideration for their commitment to purchase an additional $25.0 million of Common Stock on or before June 1, 2011, following approval by a majority of the members of the Company’s board of directors (the “Delayed Draw Equity Purchase”).

Item 3.03                                             Material Modification to Rights of Security Holders

The information regarding the cancellation of the debt securities and equity interests of SFI set forth in Item 1.02 of this Current Report is incorporated by reference in this Item 3.03.

The information regarding the amendments to the Company’s Certificate of Incorporation and the Amended and Restated Bylaws (the “Bylaws”) set forth in Item 5.03 of this Current Report is incorporated by reference in this Item 3.03.

Item 5.01                                             Changes in Control of Registrant

Upon the Effective Date, by operation of the Plan and as discussed under “Equity Interests” in Item 1.02 of this Current Report, all of SFI’s common stock, PIERS and other equity interests were cancelled and, as described in Item 3.02 of this Current Report, all of the Company’s issued and outstanding Common Stock as of the Effective Date was issued to holders of SFI Unsecured Claims, certain holders of the 2016 Notes in the SFO Equity Conversion, Eligible Holders that participated in the Offering, and the Backstop Purchasers that participated in the Direct Equity Purchase and the Additional Equity Purchase, and as consideration to the Delayed Draw Equity Purchasers for their commitment to the Delayed Draw Equity Purchase in accordance with the Plan.  In addition, as discussed in Item 5.02 of this Current Report, the composition of the board of directors as of the Effective Date is substantially different than the composition of the board of directors immediately prior to the Effective Date.

Item 5.02                                             Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

Departure and Appointment of Directors

Pursuant to the Plan, as of the Effective Date the following directors ceased to serve on the Company’s board of directors: Charles Elliott Andrews, Robert J. McGuire, Perry Rogers, Dwight C. Schar, Daniel M. Snyder and Harvey Weinstein.

Pursuant to the Plan, as of the Effective Date the number of directors of the Company was fixed at nine, with Charles Koppelman, Usman Nabi, Daniel Murphy, John Baker, Jon Luther, Kurt Cellar and Steve Owens becoming members of the Company’s board of directors. Existing directors Mark Shapiro, the Company’s President and Chief Executive Officer, and Mark Jennings remain on the Company’s board of directors.

The directors were chosen in accordance with the terms of the Plan.  Under the terms of the Plan, the initial board of the Company upon the Effective Date shall consist of (i) the Chief Executive Officer of the Company, Mr. Shapiro, (ii) six (6) directors chosen by Majority Backstop Purchasers, (iii) one (1) director selected by the Creditors’ Committee, and (iv) one director chosen by Mr. Shapiro.

Committees of the Board of Directors

The committees of the Company’s board of directors consist of an audit committee, a compensation committee and a nominating and corporate governance committee.  It is expected that the membership of each committee will be determined by the board of directors at its first meeting, which is scheduled to be held on or about May 11, 2010.

Compensation of Directors

The Company will establish a director compensation program comparable to that of companies of similar size and complexity.  The specific provisions of the director compensation program have not yet been finalized. The compensation committee will recommend a director compensation program to the board of directors, which will set the compensation based on that recommendation.  The board of directors may determine to pay up to 50% of the annual director fees payable to non-employee members of the board of directors in shares of New Common Stock.

Indemnification of Directors

The Company expects to enter into individual indemnification agreements with each member of the Company’s board of directors.  The indemnification agreements are intended to assure that the Company’s directors are indemnified to the fullest extent permitted under applicable law.

Item 5.03                                             Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the Plan and the Company’s emergence from Chapter 11, the Company (i) adopted the Certificate of Incorporation and the Bylaws, effective as of the Effective Date; and (ii) changed the Company’s corporate name to Six Flags Entertainment Corporation. The following sets forth a summary of the material provisions of the Certificate of Incorporation and the Bylaws, and does not purport to be complete and is qualified in its entirety by reference to the text of the Certificate of Incorporation and the Bylaws, copies of which are included as Exhibits 3.1 and 3.2, respectively, to this Current Report and are incorporated by reference herein.

Authorized Capital Stock.  The total number of shares of all classes of stock that the Company is authorized to issue is 65,000,000 shares, consisting of 5,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”), and 60,000,000 shares of Common Stock, par value $0.025 per share.  To the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code, the Company will not issue non-voting equity securities; provided, however the foregoing restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.  The number of authorized shares of either of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (“DGCL”) (or any successor provision thereto), and no vote of the holders of either of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Dividends and Distributions.  Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Company, such dividends and other distributions may be declared and paid on the Common Stock out of the assets of the Company that are by law available therefor at such times and in such amounts as the board of directors in its discretion shall determine.

Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Company available for distribution ratably in proportion to the number of shares of Common Stock held by each such stockholder.

Voting; Proxies.  All shares of Common Stock have identical rights and privileges. With limited exceptions, holders of Common Stock shall have the exclusive right to vote and are entitled to one vote for each outstanding share of Common Stock held of record by each stockholder on all matters, including the electing of directors, properly submitted for the vote of the Company’s stockholders.  Voting at meetings of stockholders need not be by written ballot.  At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect.  All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the Certificate of Incorporation, the Bylaws, the rules or regulations of any stock exchange applicable to the Company, or applicable law or pursuant to any regulation applicable to the Company or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are present in person or represented by proxy at the meeting and entitled to vote thereon.  Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.  Every proxy must be authorized in a manner permitted by Section 212 of the DGCL or any successor provision.  A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Company a revocation of the proxy or a new later dated proxy.

Adoption, Alteration or Repeal of Bylaws.  The board of directors is expressly authorized to make, alter and repeal the Bylaws of the Company.  Any adoption, alteration or repeal of a Bylaw must be approved either by (a) the affirmative vote of a majority of the Whole Board (as defined below) or the unanimous written consent of all members of the board of directors, or (b) the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares entitled to vote generally in the election of directors, voting as a single class.  “Whole Board” means the total number of directors the Company would have if there were no vacancies.

Number of Directors.  The Bylaws provide that the number of directors shall initially be fixed at nine (9) and shall thereafter be fixed from time to time by resolution of the board of directors.

Removal of Directors.  Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for in a Preferred Stock Designation, until April 30, 2011, any director, or the entire board of directors, may be removed from office at any time, with or without cause, only by the affirmative vote of at least 80% of the total voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class.  From and after April 30, 2011, except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for in a Preferred Stock Designation, any director, or the entire board of directors, may be removed from office at any time, with or without cause, only by the affirmative vote of at least a majority of the total voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Newly Created Directorships and Vacancies on the Board of Directors.  Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal, or other cause shall be filled by a majority vote of the directors then in office, even if the number of such directors then in office is less than a quorum, or by a sole remaining director, if applicable.  Any director elected in accordance with the preceding sentence shall hold office until the expiration of the term of office of the director whom such director has replaced or until such director’s successor has been elected and qualified.  No decrease in the number of directors constituting the board of directors may shorten the term of any incumbent director.

Amendment of the Certificate of Incorporation.  The Company reserves the right at any time and from time to time to amend or repeal any provision contained in the Certificate of Incorporation (including any Preferred Stock Designation), or to add any new provision to the Certificate of Incorporation in the manner now or hereafter prescribed by the Certificate of Incorporation and the DGCL; and, except as set forth in Article VIII, Article IX and Article X of the Certificate of Incorporation, all rights, preferences and privileges conferred upon stockholders, directors or any other persons by and pursuant to the Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in Article XII of the Certificate of Incorporation; provided, however, that in addition to any other vote of stockholders (if any) required by law and notwithstanding that a lower vote (or no vote) of stockholders would otherwise be required, if any provision of the Certificate of Incorporation other than Article XII requires a particular vote of stockholders in order to take the action specified in such provision, then such vote of stockholders shall be required in order to alter, amend or repeal, or adopt any provision inconsistent with, such provision of the Certificate of Incorporation.

Notwithstanding any other provisions of the Certificate of Incorporation, and in addition to any other vote required by law, until April 30, 2011, Article VI subsection (a), Article VII

Section 2 and Section 3 and Article XII of the Certificate of Incorporation may not be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of at least 80% of the total voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Limitations on Directors’ Liability.  The Certificate of Incorporation contains a provision eliminating the personal liability of the Company’s directors to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law.  The Certificate of Incorporation also contains provisions generally providing for indemnification and prepayment of expenses to the Company’s directors and officers to the fullest extent permitted by applicable law.

Provisions of the Certificate of Incorporation and Bylaws that May Have an Anti-Takeover Effect.  Certain provisions in the Certificate of Incorporation and the Bylaws, as well as the DGCL, may have the effect of discouraging transactions that involve an actual or threatened change in control of the Company.  In addition, provisions of the Certificate of Incorporation, the Bylaws and the DGCL may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests.

•                 Blank Check Preferred Stock.  The Certificate of Incorporation contains provisions that permit the board of directors to provide for the issuance of up to 5,000,000 shares of Preferred Stock in such series and, by filing a certificate pursuant to the applicable law of the State of Delaware (referred to herein as “Preferred Stock Designation”), to fix from time to time the number of shares to be included in any such series and the designations, powers, preferences, and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.  The authority of the Board with respect to each such series shall include, without limiting the generality of the foregoing, the determination of any or all of the following: (i) the number of shares of such series and the designation to distinguish the shares of such series from the shares of all other series; (ii) the voting powers, if any, of the holders of shares of such series and whether such voting powers are full or limited; (iii) the redemption rights, if any, applicable to such series, including, without limitation, the redemption price or prices, if any, to be paid for the shares of such series; (iv) whether dividends on such series, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series; (v) the rights of the holders of shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Company; (vi) whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; (vii) the right, if any, of holders of shares of such series to subscribe for or to purchase any securities of the Company or any other corporation or other entity; (viii) the terms and amount of any sinking fund, if any, applicable to such series; and (ix) any other preferences or relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof.

•                 Initial Board.  The board of directors shall consist of the persons named as directors in the plan supplement filed in the Bankruptcy Court on April 30, 2010 in connection with the Plan, and each director shall hold office until the first annual meeting of stockholders following the Effective Date, or until his or her successor is duly elected and qualified (the “Initial Board”).  At the first annual meeting of stockholders following the Effective Date, which in no event shall be prior to April 30, 2011, unless otherwise approved by a majority of the Whole Board, and at each annual meeting thereafter, the stockholders shall elect directors each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.  At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect a candidate.  Election of directors of the Company need not be by written ballot unless the Bylaws of the Company shall so provide.  If authorized by the board of directors, any requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

•                 Special Meetings of Stockholders. The chairman of the board of directors, the chief executive officer of the Company, the president of the Company, or the secretary of the Company may call a special meeting of stockholders within 10 calendar days after receipt of written request of the board of directors, provided, however, that such request must be made by a majority of the Whole Board (as defined below) if the request is made prior to April 30, 2011 and relates to a special meeting of stockholders, one of the purposes of which is to elect or remove directors or to effect changes in the size of the board or upon written request of stockholders holding shares representing at least twenty percent (20%) of the voting power of the outstanding shares entitled to vote on the matter for which such meeting is to be called, voting as a single class, provided, however, that such stockholders may only make such request following April 30, 2011 in respect of a special meeting of stockholders, one of the purposes of which is to elect or remove directors. Any such request shall state the purpose or purposes of the proposed meeting.

•                 Advance Notice of Stockholder Action at a Meeting.  Stockholders seeking to nominate directors or to bring business before a stockholder meeting must comply with certain timing requirements and submit certain information to the Company in advance of such meeting.

•                 No Written Consent of Stockholders.  Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders.

Item 9.01              Financial Statements and Exhibits.

(d)            Exhibits

2.1           Modified Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as confirmed by the Bankruptcy Court on April 29, 2010

3.1           Restated Certificate of Incorporation of Six Flags Entertainment Corporation

3.2           Amended and Restated Bylaws of Six Flags Entertainment Corporation

4.1           Registration Rights Agreement, dated as of April 30, 2010, between Six Flags Entertainment Corporation and certain holders of Common Stock

10.1         Six Flags Entertainment Corporation Long-Term Incentive Plan

10.2         Amended and Restated Employment Agreement, dated as of April 1, 2010, among the Company, Six Flags Operations Inc., Six Flags Theme Parks Inc. and Mark Shapiro

10.3         Amendment No. 1 to Employment Agreement, dated as of April 1, 2010, among the Company, Six Flags Operations Inc., Six Flags Theme Parks Inc. and Jeff Speed

10.4         Amendment No. 1 to Employment Agreement, dated as of April 1, 2010, among the Company, Six Flags Operations Inc., Six Flags Theme Parks Inc. and Louis Koskovolis

10.5         Amendment No. 1 to Employment Agreement, dated as of April 1, 2010, among the Company, Six Flags Operations Inc., Six Flags Theme Parks Inc. and Mark Quenzel

10.6         Amendment No. 1 to Employment Agreement, dated as of April 1, 2010, among the Company, Six Flags Operations Inc., Six Flags Theme Parks Inc. and Andrew Schleimer

99.1         Order Confirming Modified Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated April 29, 2010, as entered by the Bankruptcy Court on April 30, 2010

Cautionary Statement:

The information contained in this Current Report, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  These risks and uncertainties include, among others, the potential adverse impact of the Chapter 11 Filing on the Company’s operations, management and employees; customer response to the Chapter 11 Filing; and the risk factors or uncertainties listed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) and with the Bankruptcy Court in connection with the Debtors’ Chapter 11 Filing.  In addition, important factors, including factors impacting attendance, local conditions, events, disturbances and terrorist activities, risk of accidents occurring at theme parks, adverse weather conditions, general financial and credit market conditions, economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from the Company’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in SFI’s Annual Report on Form 10-K for the year ended December 31, 2009, and its other filings and submissions with the SEC, each of which are available free of charge on the Company’s website http://www.sixflags.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIX FLAGS, INC.

By:	/s/ James M. Coughlin
Name: James M. Coughlin
Title: General Counsel

Date:  May 3, 2010

EXHIBIT INDEX

Exhibit No.	Description

2.1	Modified Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as confirmed by the Bankruptcy Court on April 29, 2010

3.1	Restated Certificate of Incorporation of Six Flags Entertainment Corporation

3.2	Amended and Restated Bylaws of Six Flags Entertainment Corporation

4.1	Registration Rights Agreement, dated as of April 30, 2010, between Six Flags Entertainment Corporation and certain holders of Common Stock

10.1	Six Flags Entertainment Corporation Long-Term Incentive Plan

10.2	Amended and Restated Employment Agreement, dated as of April 1, 2010, among the Company, Six Flags Operations Inc., Six Flags Theme Parks Inc. and Mark Shapiro

10.3	Amendment No. 1 to Employment Agreement, dated as of April 1, 2010, among the Company, Six Flags Operations Inc., Six Flags Theme Parks Inc. and Jeff Speed

10.4	Amendment No. 1 to Employment Agreement , dated as of April 1, 2010, among the Company, Six Flags Operations Inc., Six Flags Theme Parks Inc. and Louis Koskovolis

10.5	Amendment No. 1 to Employment Agreement, dated as of April 1, 2010, among the Company, Six Flags Operations Inc., Six Flags Theme Parks Inc. and Mark Quenzel

10.6	Amendment No. 1 to Employment Agreement, dated as of April 1, 2010, among the Company, Six Flags Operations Inc., Six Flags Theme Parks Inc. and Andrew Schleimer

99.1	Order Confirming Modified Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated April 29, 2010, as entered by the Bankruptcy Court on April 30, 2010